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                                                                                                                     Exhibit 12.2
                                                                                                                         8/17/99




                              ALABAMA POWER COMPANY
                             Computation of ratio of
                         earnings to fixed charges plus
                         preferred dividend requirements
                            for the five years ended
                                December 31, 1998
                    and the twelve months ended June, 30 1999

                                                                                                                       Twelve
                                                                                                                       Months
                                                                    Year ended December 31,                            Ended
                                             ------------------------------------------------------------------        June 30,
                                                 1994         1995         1996          1997             1998          1999
                                                 ----         ----         ----          ----             ----          ----
                                             -----------------------------------------Thousands   of  Dollars---------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges            $ 594,669     $ 628,304     $ 627,627      $ 645,449      $ 702,409       $ 664,224
      Federal and state income taxes           242,569       186,856       191,167        222,956        141,332         112,208
      Deferred income taxes, net               (32,536)       32,047        16,715        (12,879)        79,323         100,629
      Deferred  investment  tax credits             (4)          (75)            0              0              0               0
      AFUDC - Debt funds                         3,590         7,109         6,517          4,855          4,664           8,445
                                             ---------     ---------     ---------      ---------      ---------       ---------
         Earnings  as defined                $ 808,288     $ 854,241     $ 842,026      $ 860,381      $ 927,728       $ 885,506
                                             =========     =========     =========      =========      =========       =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt              $ 180,182     $ 183,199     $ 171,689      $ 169,536      $ 194,559       $ 193,076
   Interest  on interim  obligations             5,939        16,917        20,617         22,787         11,012           9,225
   Amort of debt disc, premium and expense,
      net                                        9,655        20,270         9,520          9,657         42,506          18,115
   Other interest  charges                      19,909        27,064        34,227         57,799         67,129          63,962
                                             ---------     ---------     ---------      ---------      ---------       ---------
         Fixed charges as defined              215,685       247,450       236,053        259,779        315,206         284,378
Tax  deductible   preferred  dividends           1,605         1,605         1,605          1,589          1,236           1,236
                                             ---------     ---------     ---------      ---------      ---------       ---------
                                               217,290       249,055       237,658        261,368        316,442         285,614
                                             ---------     ---------     ---------      ---------      ---------       --------
Non-tax deductible preferred dividends          24,630        25,464        24,997         12,997         13,407          14,511
Ratio of net income before taxes to
  net income                                 x   1.549     x   1.564     x   1.522      x   1.538      x   1.563       x   1.548
                                             ---------     ---------     ---------      ---------      ---------       ---------
Pref dividend requirements before
  income taxes                                  38,152        39,826        38,045        19,989          20,955          22,463
                                             ----------    ---------     ---------      ---------     ----------       ---------
Fixed charges plus pref dividend
  requirements                               $ 255,442     $ 288,881     $ 275,703      $ 281,357      $ 337,397       $ 308,077
                                             =========     =========     =========      =========      =========       =========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED DIVIDEND REQUIREMENTS                3.16          2.96          3.05           3.06           2.75            2.87
                                                  ====          ====          ====           ====           ====            ====

Note:   The above figures have been adjusted to give effect to Alabama Power Company's 50% ownership of Southern Electric
        Generating Company.

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